TIDAL TRUST II 485BPOS

Exhibit 99(d)(viii)(vii)

THIRD AMENDMENT TO

SUB-ADVISORY AGREEMENT

This Third Amendment to the Sub-Advisory Agreement (this “Amendment”) is made as of April 15, 2026, by and between Tidal Investments LLC, a Delaware limited liability company, with its principal place of business at 234 West Florida Street, Suite 203 Milwaukee, Wisconsin 53204 (the “Adviser”) and Newfound Research LLC, a Delaware limited liability company, with its principal place of business at 380 Washington Street, 2nd Floor Wellesley Hills, Massachusetts 02481 (the “Sub-Adviser”).

BACKGROUND:

A.	The Adviser and the Sub-Adviser are parties to a Sub-Advisory Agreement dated as of December 2, 2024, as amended to date (the “Agreement”).
B.	Pursuant to Section 22 of the Agreement the parties desire to amend and restate Schedule A to the Agreement to add the following new series:

Return Stacked® International Stock & Managed Futures ETF

C.	Pursuant to Section 22 of the Agreement the parties desire to amend and restate Schedule A to the Agreement to add the following new series:

TERMS:

NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

1.	The current Schedule A to the Agreement is hereby amended and restated in its entirety as set forth on the Amended and Restated Schedule A attached hereto.

2.	Miscellaneous.

a.	Capitalized terms not defined in this Amendment shall have the respective meanings set forth in the Agreement.

b.	Except as specifically amended by this Amendment, and except as necessary to conform to the intention of the parties hereinabove set forth, the Agreement shall remain unaltered and in full force and effect and is hereby ratified and confirmed.

c.	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by duly authorized representatives as of the date first set forth above.

TIDAL INVESTMENTS LLC

By:	/s/ Jay Pestrichelli
Name:	Jay Pestrichelli
Title:	Chief Trading Officer

Newfound Research LLC

By:	/s/ Corey Hoffstein
Name:	Corey Hoffstein
Title:	Co-Founder & CEO

Signature Page to

Third Amendment to

Sub-Advisory Agreement (NEWFOUND)

Amended and Restated Schedule A

to the

Sub-Advisory Agreement by and between Tidal Investments LLC and Newfound Research LLC

(April 15, 2026)

Fund Name	Sub-Advisory Fee	Effective Date	Trading Authority	Proxy Voting Authority
Return Stacked® Bonds & Managed Futures ETF	0.04%	December 2, 2024	Non-Discretionary	None
Return Stacked® Global Stocks & Bonds ETF	0.04%	December 2, 2024	Non-Discretionary	None
Return Stacked® U.S. Stocks & Managed Futures ETF	0.04%	December 2, 2024	Non-Discretionary	None
Return Stacked® Bonds & Futures Yield ETF	0.04%	December 2, 2024	Non-Discretionary	None
Return Stacked® U.S. Equity & Futures Yield ETF	0.04%	December 2, 2024	Non-Discretionary	None
Return Stacked® Bonds & Merger Arbitrage ETF	0.04%	Commencement of Operations	Non-Discretionary	None
Return Stacked® U.S. Stocks & Gold/Bitcoin ETF	0.04%	Commencement of Operations	Non-Discretionary	None
Return Stacked® International Stock & Managed Futures ETF	0.04%	Commencement of Operations	Non-Discretionary	None

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